   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 1996

                                                      REGISTRATION NO. 333-11881
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 2 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  SALOMON INC
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       DELAWARE                                             22-1660266
               (STATE OF INCORPORATION)                        (I.R.S. EMPLOYER IDENTIFICATION NO.)

                            SEVEN WORLD TRADE CENTER
                            NEW YORK, NEW YORK 10048
                                 (212) 783-7000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                       ARNOLD S. OLSHIN, ESQ., SECRETARY
                                  SALOMON INC
                            SEVEN WORLD TRADE CENTER
                            NEW YORK, NEW YORK 10048
                                 (212) 783-7000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

        JOHN W. WHITE, ESQ.               R. GREGORY MORGAN, ESQ.               ALAN L. BELLER, ESQ.
      CRAVATH, SWAINE & MOORE              MUNGER, TOLLES & OLSON        CLEARY, GOTTLIEB, STEEN & HAMILTON
         825 EIGHTH AVENUE                 355 SOUTH GRAND AVENUE                ONE LIBERTY PLAZA
      NEW YORK, NEW YORK 10019         LOS ANGELES, CALIFORNIA 90071          NEW YORK, NEW YORK 10006

                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
 At such time (from time to time) after the effective date of this Registration
   Statement as agreed upon by Berkshire Hathaway Inc. ("Berkshire") and the
                  Underwriters in light of market conditions.
                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                               NOVEMBER 22, 1996

PROSPECTUS SUPPLEMENT                                                 APPENDIX A
(To Prospectus Dated November   , 1996)

                  SHARES

SALOMON INC

COMMON STOCK
(PAR VALUE $1.00 PER SHARE)

This Prospectus Supplement relates to           shares (subject to adjustment as
described below) of Common Stock, par value $1.00 per share (the "Common Stock"), of Salomon Inc (the "Company"), that may be delivered by Berkshire Hathaway Inc. ("Berkshire") upon exchange for its Senior Exchangeable Notes Due 2001 (the "Notes") at or prior to maturity in accordance with the terms of such Notes. The number of shares of Common Stock that may be delivered by Berkshire upon exchange for the Notes is subject to adjustment upon the occurrence of certain events as described in the anti-dilution provisions of the Notes. This Prospectus Supplement, together with the attached Prospectus, constitutes Appendix A to a prospectus of Berkshire (the "Berkshire Prospectus") covering the sale of $350,000,000 aggregate principal amount of Notes. The Company will not receive any of the net proceeds from the sale of the Notes or delivery thereunder of the shares of Common Stock covered hereby.

Berkshire has granted the Underwriters of the Notes a 30-day option to purchase up to an additional $50,000,000 aggregate principal amount of Notes, which, upon their redemption by Berkshire or at maturity, may be exchangeable, at
Berkshire's option, for an additional           shares (subject to adjustment as
described above) of Common Stock. Such option to purchase additional Notes has been granted solely to cover over-allotments, if any.


The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "SB." On November 21, 1996, the closing sale price of Common Stock was $45 7/8 per share. See "Price Range of Common Stock."


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is November   , 1996.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NYSE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                          PRICE RANGE OF COMMON STOCK


     The Common Stock of the Company is listed on the NYSE under the symbol "SB." The following table sets forth the high and low sales prices of the Common Stock as reported on the NYSE and the dividends paid per share thereon for the calendar periods listed below:



                                                                                    DIVIDENDS
                                                                  HIGH     LOW      PER SHARE
                                                                  ----     ----     ---------
1994
  First Quarter.................................................  $52 3/4  $44 3/4    $ .16
  Second Quarter................................................  52 5/8   47 1/4       .16
  Third Quarter.................................................  48 1/4   38 1/2       .16
  Fourth Quarter................................................    42       35         .16
1995
  First Quarter.................................................  40 1/8   32 1/4       .16
  Second Quarter................................................  43 1/4   33 1/4       .16
  Third Quarter.................................................  41 1/8   34 3/4       .16
  Fourth Quarter................................................  40 5/8   33 7/8       .16
1996
  First Quarter.................................................  39 1/4   34 7/8       .16
  Second Quarter................................................  44 1/4   36 1/8       .16
  Third Quarter.................................................  46 7/8     38         .16
  Fourth Quarter (through November 21, 1996)....................    49     44 1/8       .16


     For a recent closing price of the Common Stock, see the cover page of this Prospectus Supplement.


     As of November 20, 1996, there were 11,569 record holders of the Common Stock, including The Depository Trust Company which holds shares of Common Stock on behalf of an indeterminate number of beneficial owners.


                  OWNERSHIP OF COMPANY SECURITIES BY BERKSHIRE

     Assuming that Berkshire were to deliver the maximum number of shares of Common Stock deliverable upon exchange of the Notes at the initial exchange rate
applicable thereto, Berkshire would beneficially own           shares
(          shares if the Underwriters' over-allotment option is exercised in
full) of Common Stock, representing approximately   % (  % if the Underwriters'
over-allotment option is exercised in full) of the outstanding voting power of the Company, in each case based on the number of shares of Common Stock and the Company's 9.00% Series A Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock") beneficially owned by Berkshire as of November
  , 1996, and assuming full conversion of such Convertible Preferred Stock and no disposition of Common Stock by Berkshire other than upon exchange of the Notes.

                              PLAN OF DISTRIBUTION


     Subject to the terms and conditions set forth in the Underwriting Agreement, Berkshire has agreed to sell to the Underwriters named below, and each of the Underwriters has severally agreed to purchase from Berkshire, the principal amount of the Notes set forth opposite its name below:



                                                                             PRINCIPAL
                               UNDERWRITERS                                AMOUNT OF NOTES
    -------------------------------------------------------------------    -------------
    Salomon Brothers Inc...............................................    $
    Goldman, Sachs & Co................................................
    Smith Barney Inc...................................................
                                                                           ----------
              Total....................................................    $350,000,000
                                                                           ==========


     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Notes if any are purchased.

     Berkshire has been advised that the Underwriters propose to offer the Notes to the public initially at the offering price set forth on the cover of the Berkshire Prospectus and to certain dealers at such price less a selling
concession of not more than   % of such principal amount of the Notes; that the
Underwriters may allow, and each such dealer may reallow, to other dealers a
concession not exceeding   % of such principal amount of the Notes; and that
such public offering price and concession and reallowance may be changed by the Underwriters after completion of the offering of the Notes.

     Berkshire has granted to the Underwriters an option, exercisable for 30 days from the date of the Berkshire Prospectus (or, if such 30th day shall not be a business day, on the next business day thereafter), to purchase up to an additional $50,000,000 aggregate principal amount of the Notes at the public offering price set forth on the cover page of the Berkshire Prospectus, less the underwriting discount. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the Notes.


     Each of Berkshire and the Company has agreed that it will not, for a period of 90 days after the date of the Berkshire Prospectus, without the written consent of Salomon Brothers Inc, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any shares of Common Stock, or any securities convertible into or exchangeable for, shares of Common Stock; provided, however, that such restriction shall not affect the ability of Berkshire, the Company or their subsidiaries to take any such actions in connection with the offer and sale of the Notes or any exchange at or prior to maturity pursuant to the terms of Notes; and provided, further, that the Company may sell or register shares of Common Stock or grant options to purchase the same, in either case, pursuant to any employee or director stock option plan, stock ownership plan or dividend reinvestment plan of the Company in effect as of the date of the Berkshire Prospectus.


     Berkshire and the Company have agreed in the Underwriting Agreement to indemnify the Underwriters and their controlling persons against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or contribute to payments the Underwriters or their controlling persons may be required to make in respect thereof. The Company and Berkshire have also agreed to indemnify each other and their controlling persons with respect to certain liabilities, including liabilities under the Securities Act, or contribute to payments in respect thereof.

     Berkshire has been advised by the Underwriters (other than Salomon Brothers
Inc) that they may make a market in the Notes but they are not obligated to do so and may discontinue such market making at any time without notice. No assurance can be given that an active public market for the Notes will develop.

     In the ordinary course of their respective businesses, certain of the Underwriters and their respective affiliates have engaged in and may in the future engage in commercial and investment banking transactions with Berkshire, the Company and their affiliates.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                               NOVEMBER 22, 1996

PROSPECTUS

SALOMON INC

COMMON STOCK
(PAR VALUE $1.00 PER SHARE)

This Prospectus relates to an indeterminate number of shares (the "Shares") of Common Stock, par value $1.00 per share (the "Common Stock"), of Salomon Inc (the "Company"), that may be deliverable by Berkshire Hathaway Inc. ("Berkshire") upon exchange of exchangeable debt securities having an aggregate public offering price of up to $400,000,000 (the "Berkshire Exchangeable Debt Securities") that may be offered by Berkshire. The Common Stock deliverable by Berkshire upon exchange of the Berkshire Exchangeable Debt Securities may include shares of Common Stock currently owned by Berkshire or its affiliates and/or shares of Common Stock hereafter acquired by Berkshire or its affiliates upon conversion of shares of the Company's 9.00% Series A Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock"), through open market purchases, or in privately negotiated transactions. See "Ownership of Company Securities by Berkshire." The Company will not receive any of the net proceeds from the sale of the Berkshire Exchangeable Debt Securities or delivery thereunder of the Shares covered hereby.

The specific terms of the Berkshire Exchangeable Debt Securities will be set forth in one or more prospectuses of Berkshire (the "Berkshire Prospectus"), to which this Prospectus, together with a Prospectus Supplement, will constitute Appendix A. This Prospectus may not be used unless accompanied by a Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Berkshire Exchangeable Debt Securities may be sold (i) through underwriting syndicates represented by one or more managing underwriters or through one or more underwriters; (ii) through agents designated from time to time; or (iii) directly to institutional purchasers. Any such managing underwriters or underwriters will include Salomon Brothers Inc. The names of any underwriters or agents involved in the sale of the Berkshire Exchangeable Debt Securities and any applicable commissions or discounts will be set forth in the Berkshire Prospectus.

The Common Stock is traded on the New York Stock Exchange under the symbol "SB."

The date of this Prospectus is November   , 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or through the World Wide Web (http://www.sec.gov). In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Company Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Company Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Company Registration Statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Company Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents, filed by the Company with the Commission pursuant to Section 13 of the Exchange Act (File No. 1-4346), are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1995 (the "1995 10-K"); (ii) the Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996; and (iii) the Current Reports on Form 8-K dated January 23, 1996, February 1, 1996, February 12, 1996, April 23, 1996, April 29, 1996, May 30, 1996, June 5, 1996, June 26,
1996, June 28, 1996, July 23, 1996, September 12, 1996 and October 22, 1996.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, EXCEPT THE EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, SALOMON INC, SEVEN WORLD TRADE CENTER, NEW YORK, NEW YORK 10048. TELEPHONE REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE CORPORATE SECRETARY AT (212) 783-7000.


                               ------------------


                                  SALOMON INC



     Salomon Inc conducts global investment banking, global securities and commodities trading, and U.S. oil refining and gathering activities. Investment banking activities are conducted by Salomon Brothers Holding Company Inc and its subsidiaries, including Salomon Brothers Inc ("Salomon Brothers"). Salomon Brothers provides capital raising, advisory, trading and risk management services to its customers, and executes proprietary trading strategies on its own behalf. Salomon Inc's commodities trading activities are conducted by the Company's wholly owned subsidiary, Phibro Inc., and its subsidiaries. Oil refining and gathering activities are conducted by Basis Petroleum, Inc. At November 8, 1996, the Company employed 8,639 people.


     The Company's principal executive offices are located at Seven World Trade Center, New York, New York 10048 (telephone (212) 783-7000). Its registered office in Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

                  OWNERSHIP OF COMPANY SECURITIES BY BERKSHIRE

     As of the date of this Prospectus, Berkshire beneficially owns 21,370,437 shares of Common Stock, representing approximately 18% of the outstanding voting power of the Company. Such beneficial ownership consists of (i) 10,317,806 shares of Common Stock held by subsidiaries of Berkshire and (ii) 420,000 shares of Convertible Preferred Stock held by subsidiaries of Berkshire, which shares are convertible, at the option of the holder, into 11,052,631 shares of Common Stock at the current conversion rate.

     In October 1987, pursuant to a Purchase Agreement dated September 27, 1987, between the Company and Berkshire (the "Purchase Agreement"), the Company issued to certain affiliates of Berkshire an aggregate of 700,000 shares of Convertible Preferred Stock. In the Purchase Agreement, Berkshire (which for purposes of the Purchase Agreement includes the affiliates of Berkshire) agreed that (i) Berkshire will not sell any Company securities owned by it to a third party without first giving the Company or its designee a reasonable opportunity to purchase such securities at the same price and on the same terms and conditions proposed with respect to an anticipated sale by Berkshire to a third party, and
(ii) if the Company does not exercise its right of first refusal and buy Company securities which Berkshire proposes to sell, Berkshire will not knowingly sell to any one entity or group acting in concert Company securities giving such entity or group securities which amount in the aggregate to over 5% of the Company voting stock outstanding at the time of the sale. In the Purchase Agreement, the Company agreed to use its best efforts to nominate and elect Warren E. Buffett and Charles T. Munger, or two other Berkshire representatives reasonably acceptable to the Company, to the Company's Board of Directors, so long as Berkshire owns at least 5% of the Company's outstanding voting securities.


     On October 31, 1995, pursuant to the terms of the Certificate of Designation of the Convertible Preferred Stock, the Company redeemed 140,000 shares of Convertible Preferred Stock for a redemption price of $140,000,000. On October 29, 1996, Berkshire converted the 140,000 shares of Convertible Preferred Stock that would otherwise have been redeemed by the Company on October 31, 1996, into 3,684,206 shares of Common Stock. If the shares called for redemption are not previously converted, one-third of the remaining 420,000 shares of Convertible Preferred Stock are to be redeemed annually on each October 31 of 1997 through 1999 at $1,000 per share plus any accrued but unpaid dividends. No cash dividends may be paid on the Common Stock, nor may the Company repurchase any of its Common Stock, if dividends or required redemptions of the Convertible Preferred Stock are in arrears.

     Berkshire has advised the Company that it is considering engaging in a transaction at some future date that may over time result in a reduction in Berkshire's shareholding in the Company. In this connection, Berkshire has advised the Company that it is considering whether to sell Berkshire Exchangeable Debt Securities, and has asked the Company, pursuant to the Company's obligations under the Purchase Agreement, to file the Company Registration Statement registering the Shares covered hereby. Pursuant to the Purchase Agreement, the Company will pay certain expenses arising in connection with such registration. In addition, the Company will waive its right of first refusal under the Purchase Agreement with respect to the delivery of Shares in exchange for any Berkshire Exchangeable Debt Securities.

     Berkshire has also advised the Company that, depending upon its evaluation of market conditions and investment alternatives, Berkshire may effect other types of transactions that could result in a disposition of a portion of its shares of Common Stock, or may determine not to effect any such transaction. Berkshire expects to remain a large shareholder of the Company even if, over time, it disposes of a portion of its shares of Common Stock. In that connection, Berkshire has advised the Company that Mr. Buffett, Berkshire's Chairman and Chief Executive Officer, and Mr. Munger, its Vice Chairman, expect to remain on the Company's Board of Directors, with Mr. Buffett continuing to serve as Chairman of the Executive Committee. In addition, Louis A. Simpson, President and Chief Executive Officer--Capital Operations of GEICO Corporation, a wholly owned subsidiary of Berkshire, would expect to remain a director of the Company and to continue serving as Chairman of the Audit Committee.

     Each Prospectus Supplement will set forth the number of shares of Common Stock that would be beneficially owned by Berkshire assuming that Berkshire were to deliver the maximum number of Shares deliverable upon exchange of the Berkshire Exchangeable Debt Securities offered thereby at the exchange rate applicable thereto, as well as any change in the ownership of Company securities by Berkshire since the date of this Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company is subject to the detailed provisions of the Company's Certificate of Incorporation and bylaws as currently in effect (the "Bylaws"). This description does not purport to be complete or to give full effect to the terms of the provisions of statutory or common law and is subject to, and qualified in its entirety by reference to, the Certificate of Incorporation and the Bylaws, each of which has been incorporated by reference as an exhibit to the Company Registration Statement of which this Prospectus is a part.

COMMON STOCK


     As of the date of this Prospectus, the Company's Certificate of Incorporation authorizes the issuance of 250,000,000 shares of Common Stock. As of November 20, 1996, 109,039,278 shares of Common Stock were outstanding.


     Subject to the rights of the holders of any outstanding shares of preferred stock, holders of Common Stock are entitled to receive such dividends, in cash, securities, or property, as may from time to time be declared by the Board of Directors. Subject to the provisions of the Bylaws with respect to the closing of the transfer books and the fixing of a record date, holders of shares of Common Stock are entitled to one vote per share of Common Stock held on all matters requiring a vote of the holders of Common Stock. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, after payment shall have been made to the holders of preferred stock of the full amount to which they shall be entitled, the holders of Common Stock shall be entitled to share ratably, according to the number of shares held by them, in all remaining assets of the Company available for distribution. Shares of Common Stock are not redeemable and have no subscription, conversion or preemptive rights.

     The outstanding shares of Common Stock are listed on the New York Stock Exchange and trade under the symbol "SB." The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

PREFERRED STOCK

     The Company is authorized by its Certificate of Incorporation to issue 5,000,000 shares of preferred stock, without par value, which may be issued from time to time in one or more series and, subject to the provisions of the Certificate of Incorporation applicable to all series of preferred stock, shall have such designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue thereof adopted by the Company's Board of Directors or a duly authorized committee thereof.

     As of the date of this Prospectus, the Company has outstanding (i) 400,000 shares of 8.08% Cumulative Preferred Stock, Series D, (ii) 500,000 shares of 8.40% Cumulative Preferred Stock, Series E, and (iii) 420,000 shares of Convertible Preferred Stock. See "Ownership of Company Securities by Berkshire." Each outstanding series of preferred stock ranks on parity as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up. There are also currently authorized and reserved for issuance 690,000 shares of 9.50% Cumulative Preferred Stock, Series F (the "Series F Preferred Stock"), which shares are issuable pursuant to purchase contracts of the Company, each of which requires the purchase on June 30, 2021 (or earlier if accelerated by the Company) of a depositary share representing one-twentieth of a share of Series F Preferred Stock. These purchase contracts were issued in connection with the offering by SI Financing Trust I of 13,800,000 9 1/2% Trust Preferred Stock(SM) (TRUPS(SM)) Units, each consisting of a 9 1/4% Preferred Security fully and unconditionally guaranteed by the Company and one purchase contract.

     There are currently reserved for issuance up to 2,500,000 shares of Series B Junior Participating Preferred Stock of the Company, which shares are issuable upon the exercise of certain preferred share purchase rights (collectively, the "Rights"). The Rights will become exercisable only if a person or group (other than Berkshire and its affiliates) acquires or (unless exercisability is delayed by the Company's Board of Directors) announces an offer to acquire 20% or more (which percentage may be reduced to not less than 10% by the Company's Board of Directors prior to the time the Rights become exercisable) of the outstanding shares of Common Stock. Shares of Series B Junior Participating Preferred Stock issued upon the exercise of the Rights will rank junior to all shares of any other class of the Company's preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

                              PLAN OF DISTRIBUTION

     The Shares covered hereby will be deliverable only upon exchange of the Berkshire Exchangeable Debt Securities, and may include shares of Common Stock currently owned by Berkshire or its affiliates and/or shares of Common Stock hereafter acquired by Berkshire or its affiliates upon conversion of shares of Convertible Preferred Stock, through open market purchases, or in privately negotiated transactions. See "Ownership of Company Securities by Berkshire."

     Berkshire may sell the Berkshire Exchangeable Debt Securities in any of three ways: (i) through underwriting syndicates represented by one or more managing underwriters or through one or more underwriters; (ii) through agents designated from time to time; or (iii) directly to institutional purchasers. Any such managing underwriters or underwriters will include Salomon

Brothers. The Berkshire Prospectus will set forth the terms of the offering of the Berkshire Exchangeable Debt Securities, including the name or names of any underwriters or agents, the purchase price of such Berkshire Exchangeable Debt Securities and the proceeds to Berkshire from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which such Berkshire Exchangeable Debt Securities may be listed.

     If accompanied by a Prospectus Supplement indicating that it may be used for such purpose, this Prospectus also may be used by Berkshire in connection with any exchange of Berkshire Exchangeable Debt Securities for Common Stock at the option of the holder.

     Salomon Brothers is a wholly owned subsidiary of the Company. Berkshire beneficially owns Common Stock and Convertible Preferred Stock representing approximately 18% of the outstanding voting power of the Company. Mr. Buffett, Mr. Munger, and Mr. Simpson are directors of the Company. Because of such ownership and other relationships between Salomon Brothers and Berkshire, Berkshire may be deemed to be an affiliate of Salomon Brothers. Accordingly, any offering of the Shares covered hereby will be made pursuant to the provisions of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

                                    EXPERTS

     The financial statements and related schedules included in the 1995 10-K have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in this Prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL OPINIONS

     Certain legal matters will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York, and for any agents or underwriters of the Berkshire Exchangeable Debt Securities by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Cravath, Swaine & Moore has previously represented, and may continue to represent, GEICO Corporation, a wholly owned subsidiary of Berkshire, in connection with its significant legal matters.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION, OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS ARE NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
            PROSPECTUS SUPPLEMENT
Price Range of Common Stock...........   S-2
Ownership of Company Securities by
  Berkshire...........................   S-2
Plan of Distribution..................   S-3
                 PROSPECTUS
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
Salomon Inc...........................     3
Ownership of Company Securities by
  Berkshire...........................     3
Description of Capital Stock..........     4
Plan of Distribution..................     5
Experts...............................     6
Legal Opinions........................     6

                  SHARES
SALOMON INC
COMMON STOCK
(PAR VALUE $1.00 PER SHARE)
PROSPECTUS SUPPLEMENT

DATED NOVEMBER   , 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Commission Registration Fee..............................................  $137,931+
    NASD Fee.................................................................    30,500
    Blue Sky Fees and Expenses...............................................     1,000
    Printing and Engraving Fees..............................................     8,000
    Transfer Agent and Registrar Fees and Expenses...........................         0
    Accounting Fees..........................................................    15,000
    Legal Fees and Expenses..................................................   275,000
    Miscellaneous............................................................     3,000
                                                                               --------
              Total..........................................................  $470,431
                                                                               ========

---------------
+ Because the Common Stock being registered hereunder is deliverable only upon exchange of the Berkshire Exchangeable Debt Securities, the registration fee has been calculated pursuant to Rule 457 based on the proposed maximum aggregate offering price of the Berkshire Exchangeable Debt Securities.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 145 of the Delaware General Corporation Law which provides for indemnification of directors and officers in certain circumstances.

     Article Fourteenth of the registrant's Certificate of Incorporation provides for indemnification of directors and officers of the registrant against certain liabilities incurred as a result of their duties as such and Article Sixteenth of the registrant's Certificate of Incorporation provides for the elimination of the monetary liability of directors for certain actions as such. The registrant's Certificate of Incorporation, as amended, is filed as Exhibit 4(a) to the Registration Statement on Form S-3 (No. 2-84733) filed June 24, 1983, Exhibit 3 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1986, Exhibit 3 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1987, Exhibit 4 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 1987, Exhibit A to Exhibit 1 to Registration Statement on Form 8-A filed February 11, 1988, Exhibit 3 to Current Report on Form 8-K dated June 13, 1991, Exhibit 4(a) to Current Report on Form 8-K dated February 22, 1993, Exhibit 4(a) to Current Report on Form 8-K dated February 12, 1996, and
Exhibit 7(a) to Current Report on Form 8-K dated June 28, 1996.

     The registrant maintains insurance policies covering liabilities of directors and officers to the extent not covered by indemnification from the registrant, subject to the conditions and exclusions of the policies, deductible provisions, a maximum amount of coverage of $35 million and disputes with insurers about availability of coverage.

     For the undertaking with respect to indemnification, see Item 17 herein.

ITEM 16.  EXHIBITS.


 1     --   Form of Underwriting Agreement.
 4(a)  --   Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibits 3 to Quarterly Reports on Form 10-Q for the quarters ended June 30,
            1987 and June 30, 1986, Exhibit 4(a) to Registration Statement Number 2-84733 on
            Form S-3 filed June 24, 1983, Exhibit 4 to Quarterly Report on Form 10-Q for the
            quarter ended September 30, 1987, Exhibit A to Exhibit 1 to Registration Statement
            on Form 8-A filed February 11, 1988, Exhibit 3 to Current Report on Form 8-K dated
            June 13, 1991, Exhibit 4(a) to Current Report on Form 8-K dated February 22, 1993,
            Exhibit 4(a) to Current Report on Form 8-K dated February 12, 1996, and Exhibit
            7(a) to Current Report on Form 8-K dated June 28, 1996).
 4(b)  --   Bylaws of the Company, as amended (incorporated by reference to Exhibit 3(b) to the
            Annual Report on Form 10-K for the year ended December 31, 1994).
 4(c)  --   Form of Certificate of Common Stock, par value $1.00 per share, of the Company
            (incorporated by reference to Exhibit 4(c) to Registration Statement No. 2-84733).
 5     --   Opinion of Cravath, Swaine & Moore.
23(a)  --   Consent of Arthur Andersen LLP.
23(b)  --   Consent of Cravath, Swaine & Moore (included in Exhibit 5).
24*    --   Powers of Attorney.


---------------

 * Filed as an Exhibit to the registrant's Registration Statement on Form S-3 (Registration No. 333-11881) on September 12, 1996.


ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

     (6) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (7) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, SALOMON INC CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT THERETO TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 21ST DAY OF NOVEMBER, 1996.


                                          SALOMON INC

                                          By:      /s/ ARNOLD S. OLSHIN
                                                (Arnold S. Olshin, Secretary)

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES WITH SALOMON INC AND ON THE DATES INDICATED.


            SIGNATURES                              TITLE                         DATE
-----------------------------------    --------------------------------    ------------------
                 *                     Chief Executive Officer,             November 21, 1996
-----------------------------------    Chairman and Director
        (Robert E. Denham)
                 *                     Chief Financial Officer              November 21, 1996
-----------------------------------
        (Jerome H. Bailey)
      /s/ RICHARD J. CARBONE           Principal Accounting Officer         November 21, 1996
-----------------------------------    and Controller
       (Richard J. Carbone)
                 *                     Director                             November 21, 1996
-----------------------------------
        (Dwayne O. Andreas)
                 *                     Director                             November 21, 1996
-----------------------------------
        (Warren E. Buffett)
                 *                     Director                             November 21, 1996
-----------------------------------
         (Claire M. Fagin)
                 *                     Director                             November 21, 1996
-----------------------------------
        (John L. Haseltine)
                 *                     Director                             November 21, 1996
-----------------------------------
       (Gedale B. Horowitz)
                 *                     Director                             November 21, 1996
-----------------------------------
        (Deryck C. Maughan)
                 *                     Director                             November 21, 1996
-----------------------------------
        (David O. Maxwell)
                 *                     Director                             November 21, 1996
-----------------------------------
         (William F. May)

            SIGNATURES                              TITLE                         DATE
-----------------------------------    --------------------------------    ------------------
                 *                     Director                             November 21, 1996
-----------------------------------
        (Charles T. Munger)
                 *                     Director                             November 21, 1996
-----------------------------------
         (Shigeru Myojin)
                 *                     Director                             November 21, 1996
-----------------------------------
        (Louis A. Simpson)
                 *                     Director                             November 21, 1996
-----------------------------------
        (Robert G. Zeller)


---------------
* The undersigned, by signing his name hereto, does hereby sign this registration statement or amendment thereto on behalf of each of the above-indicated directors and officers of Salomon Inc pursuant to powers of attorney executed on behalf of each such director and officer.

By:     /s/ ARNOLD S. OLSHIN
 (Arnold S. Olshin, Attorney-in-Fact)

                                 EXHIBIT INDEX


EXHIBIT
 NO.                                              DESCRIPTION
------            ----------------------------------------------------------------------------
1           --    Form of Underwriting Agreement.
4(a)        --    Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibits 3 to Quarterly Reports on Form 10-Q for the quarters ended June 30, 1987 and June 30, 1986, Exhibit 4(a) to Registration
                  Statement Number 2-84733 on Form S-3 filed June 24, 1983, Exhibit 4 to
                  Quarterly Report on Form 10-Q for the quarter ended September 30, 1987,
                  Exhibit A to Exhibit 1 to Registration Statement on Form 8-A filed February
                  11, 1988, Exhibit 3 to Current Report on Form 8-K dated June 13, 1991,
                  Exhibit 4(a) to Current Report on Form 8-K dated February 22, 1993, Exhibit
                  4(a) to Current Report on Form 8-K dated February 12, 1996, and Exhibit 7(a)
                  to Current Report on Form 8-K dated June 28, 1996).
4(b)        --    Bylaws of the Company, as amended (incorporated by reference to Exhibit 3(b)
                  to the Annual Report on Form 10-K for the year ended December 31, 1994).
4(c)        --    Form of Certificate of Common Stock, par value $1.00 per share, of the
                  Company (incorporated by reference to Exhibit 4(c) to Registration Statement
                  No. 2-84733).
5           --    Opinion of Cravath, Swaine & Moore.
23(a)       --    Consent of Arthur Andersen LLP.
23(b)       --    Consent of Cravath, Swaine & Moore (included in Exhibit 5).
24*         --    Powers of Attorney.


---------------

 * Filed as an Exhibit to the registrant's Registration Statement on Form S-3 (Registration No. 333-11881) on September 12, 1996.